EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
ACS, Inc.	ACS, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Announces New $750 Million
Share Repurchase Program

DALLAS, TEXAS: April 29, 2004 — ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that the Company’s Board of Directors authorized a share repurchase program of up to $750 million of its Class A common stock, effective immediately.

Based upon the current stock price, this program represents about thirteen percent of ACS’ total Class A common shares currently outstanding. The new program will be funded from its existing $875 million credit facility as well as its free cash flow from operations. The number of shares to be purchased and the timing of the purchases will be based on the level of cash and debt balances, general business conditions, and other factors, including acquisitions and other alternative investment opportunities.

The program, which is open-ended, will allow the Company to repurchase its shares on the open market from time to time in accordance with the requirements of the Securities and Exchange Commission, including shares that could be purchased pursuant to rule 10b5-1.

ACS, a Fortune 500 company with more than 40,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.